EXHIBIT 99.1
IA GLOBAL RECEIVES $1,130,000 INVESTMENT

BURLINGAME, November 10, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that PBAA Fund Ltd ("PBAA"), Inter Asset Japan Co Ltd ("IAJ") and Mr. Isobe have collectively invested an additional $1,130,000 into the company in a private placement. PBAA and IAJ are existing shareholders of the company and, together with their affiliates, are the majority shareholders in the company. Mr. Isobe is affiliated with each of PBAA and IAJ and is a business partner with Alan Margerison, the company's CEO. The company will use the proceeds from this financing to accelerate the development of the Rex Tokyo business and for general corporate purposes. This financing will also increase the company's stockholders' equity which is required in order for the company to maintain its AMEX listing.

Under the financing terms, the company has agreed to issue 4,448,820 shares of the company's common stock at a price per share of $0.254, which was the fair-market value of the trailing five-day average closing price of the company's common stock ending November 8, 2004, the date the investors committed to make the investment.

The company's CEO, Alan Margerison, said, "We are pleased to receive this additional financing. This capital injection from our majority shareholders will allow us to continue to expand the Rex Tokyo business. Rex Tokyo has recorded revenue of $17,127,264 since it was acquired on March 18, 2004 through the end of September. We have expanded this business by acquiring new sales offices in Kyushu and West Tokyo, Japan. In addition, Rex Tokyo entered into a joint venture agreement with Kyushu Tesco Co Ltd. for the supply of lighting fixtures to the Pachinko industry in October, 2004."

Mr. Margerison stated "this investment will significantly strengthen the financial position of the company and it increases our stockholder's equity to approximately $4,300,000. It is a very positive step and we continue to work with AMEX to maintain our listing." There is no guarantee that the company will be successful in maintaining its AMEX listing.

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring Japanese and US companies that operate in the entertainment, media and technology areas. We hold a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. Through our 67% equity interest in Fan Club Entertainment Ltd., we are a creative design studio focused on web and traditional print media, including providing services to the official Fan Club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We hold a 95% equity interest in QuikCAT, a leading multi-media compression technology company, which has developed several patent video, picture and audio compression algorithms (codecs).

For further information, contact:
Mark Scott
CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2402
Fax: 650-685-2404
Email: scott@iaglobalinc.com
WebSite: www.iaglobalinc.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING IA GLOBAL INC.'S BUSINESS,
WHICH ARE NOT HISTORICAL FACTS, ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE
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COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING
STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S PROSPECTUS. INVESTORS AND PROSPECTIVE INVESTORS SHOULD READ THIS PRESS RELEASE IN CONJUNCTION WITH THE COMPANY'S REPORTS ON FORM 10-K, FORMS 10-Q AND OTHER FORMS AS FILED WITH THE
SEC.